BRAINBOX AI

BRAINBOX AI INC.
REFERRAL PROGRAM AGREEMENT

This Referral Program Agreement is comprised of these cover pages and the terms and conditions contained in Schedule "A" hereto (collectively, the "**Agreement**") and is entered into between BrainBox AI, a company located at 2075 Boulevard Robert-Bourassa, Montreal, Quebec, H3A 2L1 ("**BrainBox**") and the company or individual listed below ("**Referring Party**"). This Agreement is effective as of 2021 (the "**Effective Date**").

Company/ Individual:	Ozop Energy Systems, Inc.	**Contact:**	Brian P Conway
Address:	7 Katelyn Ct, Warwick NY 10990	**Phone:**	845-544-5112
		Email:	bconway1@warwick.net

REFERRAL PROGRAM TERMS

BrainBox Products: The delivery of services whereby BrainBox hosts and makes available to Customers BrainBox's artificial intelligence-based technology designed to provide continuous analytics and autonomous instructions to the Customer's heating, ventilation and air conditioning ("**HVAC**") system via an edge devices manufactured by, or on behalf of, BrainBox that is installed at Customer sites.

Recurring Revenue Quarterly Referral Fee Percentage:

Year 1 of customer relationship: 10%

Year 2 of customer relationship: 10%

Year 3 of customer relationship: 5%

Year 4 of customer relationship: 5%

Territory: Central Hudson, Con Edison, National Grid, NYSE, RG&E, Orange & Rockland

By signing below, the Parties hereby agree to and accept the terms and conditions set forth in this Agreement.

BrainBox AI

DocuSigned by: Martin Code
1EE18DDCE1D7406

Name:

Title: Chief of Staff

Date: 5/25/2021

*I have authority to bind the entity above.

[Individual or Company name] Ozop Energy Systems, Inc.

Name: Brian P Conway

Title: CEO

Date: ~~5/22/21~~ 6-7-21

*I have authority to bind the entity above.

SCHEDULE "A"
TERMS AND CONDITIONS

BACKGROUND:

A. BrainBox AI is the provider of BrainBox Products.

B. The Parties desire to enter into a relationship where the Referring Party, on a non-exclusive basis, will refer potential customers of BrainBox Products to BrainBox on the terms and conditions described herein.

NOW THEREFORE, the Parties agree as follows:

1. DEFINITIONS

1.1 As used in this Agreement, the following words have the meanings set out below:

"Agreement" has the meaning set out in the cover pages to this Agreement.

"BrainBox Products" means the BrainBox products and services described in the "Referral Program Terms" section of the cover pages to this Agreement.

"Initial Term" has the meaning set forth in Section 9.1.

"Marks" means trade-marks, service marks, brand names, trade names, corporate names, business styles, trade dress, logos, insignia and other commercial symbols.

"Parties" means BrainBox and Referring Party, and **"Party"** means either BrainBox or Referring Party.

"Promotional Materials" means any advertising and promotional materials provided by BrainBox to Referring Party from time to time, at the discretion of BrainBox.

"Recurring Revenue Quarterly Referral Fee Percentage" means the quarterly referral fee percentage related to recurring revenues set out in the "Referral Program Terms" section of the cover pages of this Agreement.

"Referral Fees" has the meaning set forth in Section 3.3.

"Referred Customer Agreement Recurring Revenue" means the total recurring fees for BrainBox Products that is received by BrainBox and attributable to all Customer Agreements between Referred Customers and BrainBox during the applicable quarter. For avoidance of doubt, "Referred Customer Agreement Revenue" does not include fees for implementation, configuration, training, premium support, consulting or other professional services.

"Renewal Term" has the meaning set out in Section 9.1.

"Territory" means the location(s) listed in the "Referral Program Terms" section of the cover pages of this Agreement.

"Term" means the Initial Term and any Renewal Terms.

2. REFERRING PARTY RESPONSIBILITIES AND RESTRICTIONS

2.1 During the Term, Referring Party will:

(a) promote, advertise, build and, aid in the conclusion of Customer Agreements for the provision of, BrainBox Products to potential customers in the Territory the Term of this Agreement on a non-exclusive basis pursuant to the process set forth in Section 3.1.

(b) conduct process of qualifying individual buildings of potential customers in coordination with BrainBox personnel to ensure suitability in relation to BrainBox Products;

(c) have access to BrainBox marketing material and respects its Brand Identity;

(d) take all commercially reasonable steps to preserve and protect the goodwill and reputation of BrainBox; and

(e) collaborate with BrainBox from time to time to participate in marketing and advertising campaigns for the BrainBox, as may be agreed to between the Parties.

2.2 Referring Party will not:

(a) make any representations, warranties or guarantees, whether publicly or to anyone, with respect to the specifications, features or capabilities of any BrainBox Products that are deceptive, misleading or otherwise inconsistent with the Promotional Materials or any other materials that are made publicly available by BrainBox or represent to any third party that it/he/she is an agent of BrainBox or has the power to bind BrainBox in any way;

(b) provide any information about customers to BrainBox that Referring Party does not have the lawful right to share or disclose;

(c) whether alone or in collaboration with others, create, develop, market, sell, license, sublicense, distribute, promote or otherwise make available any products or services that are competitive with BrainBox Products (i.e. those providing artificial intelligence energy efficiency services to commercial building HVAC system); or

(d) do anything that suggests BrainBox Products belong to Referring Party or anyone other than BrainBox.

3. REFERRAL FEES

3.1 A prospective customer in the Territory referred to BrainBox by Referring Party qualifies as a **"Referred Customer"** if such prospective customer:

(a) has had direct contact with Referring Party and Referring Party reasonably believes such prospective customer represents a sales opportunity for the BrainBox Products;

(b) is identified by Referring Party for consideration via the lead registration form made available by BrainBox (as updated by BrainBox in its discretion from time to time), with all of the required information filled out in such form, including the key contacts and an overview of the opportunity;

(c) has not been previously submitted to BrainBox (by Referring Party or another partner) and is, or was, not in the BrainBox active sales process at the time of the referral or at any time during the prior six months;

(d) within 60 days from the date that such prospective customer is identified to BrainBox by Referring Party, either A) agrees to the terms of an agreement with BrainBox for a subscription to BrainBox Products with a minimum term of at least one year of steady-state services (the **"Customer Agreement"**), which agreement will be a form determined by BrainBox or B) there has been significant activity such that the Referring Party, with BrainBox AI Sales Representative present, has met with the Referred Customer and identified additional steps necessary prior to reach the

Customer Agreement by which the state of Referred Customer may be extended an additional 60 days. This cycle may continue until Customer Agreement is reached but is not to exceed a total of 180 days from submission of the opportunity.

3.2 Notwithstanding Section 3.1, BrainBox reserves the right to reject a prospective customer as a Referred Customer at its discretion, including for reasons related to its underwriting and risk decisions. BrainBox will use reasonable efforts to notify Referring Party of such decision within 20 business days of receiving the applicable lead registration form and provide Referring Party with an explanation of its decision. BrainBox reserves the right to suspend or terminate the provision of BrainBox Products to any Referred Customer at any time in accordance with the applicable Customer Agreement.

3.3 In consideration for Referring Party's performance of its obligations pursuant to this Agreement, will pay to Referring Party the following amounts (the "**Referral Fees**") on the following basis:

(a) In the case of the Referred Customer Agreement Recurring Revenue, on a quarterly basis within 45 days following the end of the applicable quarter, an amount equal to:

(Referred Customer Agreement Recurring Revenue) x (Recurring Revenue Quarterly Referral Fee Percentage)

provided that BrainBox is under no obligation to pay to Referring Party any Referral Fees or any other fees attributable to any Customer Agreement with Referred Customers:

i. if the relevant Referred Customer Agreement Recurring Revenue has not been paid to BrainBox, or

ii. after 48 months from the effective date of such Customer Agreement.

3.4 Within 45 days of the end of each quarter, BrainBox will provide to Referring Party a report (the "**Quarterly Report**") specifying Referral Fees owed. If Referring Party believes BrainBox has paid Referring Party incorrectly, Referring Party must contact BrainBox no later than 20 days from having received the Quarterly Report in which the error or problem appeared in order to receive an adjustment. In the event of a dispute, BrainBox is under no obligation to pay disputed amounts while a dispute is pending resolution.

3.5 Referring Party will be responsible and liable for all applicable taxes, goods and services taxes, use taxes, and similar taxes imposed on the amounts or other consideration paid by BrainBox to Referring Party in any applicable jurisdiction. Referring Party will reasonably co-operate with BrainBox to minimize BrainBox's liability for applicable taxes and Referring Party will provide BrainBox with any reasonable certificates or documents for such purpose. BrainBox will have the right to deduct and remit any withholding taxes on the fees payable hereunder as may be required by applicable law.

4. TRADE-MARK LICENSE

4.1 Any use by Referring Party of BrainBox's Marks must be approved in writing by BrainBox prior to its distribution, release or publication. Unless otherwise approved in writing by BrainBox, Referring Party will comply with the branding and trademark guidelines that BrainBox provides in writing.

4.2 Subject to the terms and conditions of this Agreement and specifically to clause 4.1 above, BrainBox hereby grants to the Referring Party a non-exclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable, and revocable license during the Term to use and display BrainBox's Marks solely in connection with the marketing, advertising, and promotion of BrainBox Products.

5. OWNERSHIP AND OTHER RESERVED RIGHTS

5.1 All rights, title and interest, including intellectual property rights, in and to BrainBox's Marks, BrainBox Products, and the Promotional Materials, and any update, adaptation, translation, customization,

modifications, enhancements or derivative work thereof, will remain exclusively with BrainBox. All rights not expressly granted to Referring Party in this Agreement are reserved. Referring Party covenants with BrainBox that it will not decompile, reverse engineer, or attempt to discover the composition, components, or attributes of any of the BrainBox Products.

5.2 All rights, title and interest, including intellectual property rights, in and to the Marks of Referring Party and any update, adaptation, translation, customization, modifications, enhancements or derivative work thereof, will remain exclusively with Referring Party. All rights not expressly granted to BrainBox in this Agreement are reserved.

5.3 This Agreement will in no way limit BrainBox's right to sell, market, advertise, and promote BrainBox Products directly or indirectly to any current or prospective customers.

6. CONFIDENTIAL & PROPRIETARY INFORMATION

6.1 For purposes of this Section 6, a Party receiving Confidential Information (as defined below) will be the **"Recipient"** and the Party disclosing such information will be the **"Discloser"** and **"Confidential Information"** means all information disclosed by Discloser to Recipient or otherwise coming into the possession of Recipient during the Term that is marked as "confidential" or would reasonably be considered to be confidential; provided, however, that Discloser's Confidential Information does not include: (i) information already known or independently developed by Recipient outside the scope of this relationship without the benefit of any Confidential Information of Discloser; (ii) information that is publicly available through no wrongful act of Recipient; or (iii) information received by Recipient from a third party who was free to disclose it without confidentiality obligations.

6.2 During the Term and at all times thereafter, Recipient will not: (a) disclose such Confidential Information of the Discloser to any person or entity, except to: (i) its own personnel, affiliates or contractors having a "need to know" and that have entered into written agreements with the Recipient that are no less protective of Confidential Information than the provisions contained in this Agreement; and (ii) to such other recipients as the Discloser may approve in writing; (b) use Confidential Information of the Discloser except to exercise its license rights or perform its obligations under this Agreement. Notwithstanding the foregoing, Recipient may disclose Discloser's Confidential Information: (i) to the extent that such disclosure is required by applicable law or by the order of a court or similar judicial or administrative body, provided that, except to the extent prohibited by law, the Recipient promptly notifies the Discloser in writing of such required disclosure and cooperates with the Discloser to seek an appropriate protective order; (ii) to its legal counsel and other professional advisors if and to the extent such persons need to know such Confidential Information in order to provide applicable professional advisory services in connection with the Party's business and are subject to confidentiality obligations that are no less protective of Confidential Information than the provisions contained in this Agreement; or (iii) to potential assignees, acquirers or successors of the Recipient if and to the extent such persons need to know such Confidential Information in connection with a potential sale, merger, amalgamation or other corporate transaction involving the business or assets of the Recipient (provided that any such assignee, acquirer or successor have entered into written agreements with the Recipient that are no less protective of Confidential Information than the provisions contained in this Agreement).

7. COMPLIANCE WITH LAW WARRANTY; INDEMNITY

7.1 Each Party represents and warrants that it will comply with and will remain in compliance with at all times during the Term, all applicable laws (including all applicable privacy and anti-spam laws).

7.2 Referring Party will indemnify, defend and hold BrainBox and its affiliates, and their respective employees, officers, directors, agents, contractors, successors, and assigns, harmless from and against all liability (including damages, recoveries, deficiencies, interest, penalties and legal fees) for third party claims directly or indirectly arising from or in connection with any of the following:

(a) any breach by Referring Party of any of its obligations under Sections 2.2(a) or 2.2(b); or

(b) Referring Party's violation of any applicable law (including any privacy and anti-spam laws).

8. LIMITATION OF LIABILITY; DISCLAIMER; AND INDEMNITY

8.1 SUBJECT TO SECTION 8.3, EACH PARTY'S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, INCLUDING FOR ANY CLAIMS ARISING OUT OF BREACH OF CONTRACT, TORT OR ANY OTHER LEGAL THEORY, WILL NOT EXCEED THE SUM OF ALL REFERRAL FEES PAID BY BRAINBOX TO REFERRING PARTY.

8.2 NEITHER PARTY WILL BE LIABLE FOR ANY CLAIMS FOR: (A) PUNITIVE, EXEMPLARY OR AGGRAVATED DAMAGES; (B) DAMAGES FOR LOSS OF PROFITS, GOODWILL OR REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS; OR (C) INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES.

8.3 SECTION 8.1 WILL NOT APPLY TO LIMIT REFERRING PARTY'S LIABILITY OR OBLIGATIONS PURSUANT TO SECTION 7.2 (INDEMNITIES).

8.4 BRAINBOX PRODUCTS AND PROMOTIONAL MATERIALS ARE PROVIDED "AS IS" AND "AS AVAILABLE", WITH ALL FAULTS AND WITHOUT WARRANTIES, CONDITIONS, OR REPRESENTATIONS OF ANY KIND. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BRAINBOX DISCLAIMS ALL EXPRESS, IMPLIED, COLLATERAL OR STATUTORY REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER WRITTEN OR ORAL, INCLUDING ANY WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ANY WARRANTIES OR CONDITIONS ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO BRAINBOX PRODUCTS AND THE PROMOTIONAL MATERIALS.

9. TERM AND TERMINATION

9.1 This Agreement begins on the Effective Date and continues for a period of one (1) year (the "**Initial Term**"), unless terminated earlier in accordance with its terms. The Agreement automatically renews for successive one (1) year periods (each, a "**Renewal Term**") unless either Party notifies the other Party in writing at least thirty (30) days prior to the expiry of the Initial Term or the then-current Renewal Term.

9.2 Either Party may terminate this Agreement upon 30 day's written notice to the other Party, for any reason, provided that if BrainBox terminates this Agreement pursuant to this Section 9.2, BrainBox's payment obligations under Section 3 will survive the expiration or termination of this Agreement until the applicable periods of time referenced in Section 3.3 during which BrainBox is required to provide Referral Fees in respect of the Customer Agreements have elapsed. In the event the Referring Party terminates this Agreement pursuant to this Section 9.2, BrainBox's payment obligations under Section 3 will survive for a period of one (1) year following the termination of this Agreement.

9.3 Either Party may terminate this Agreement upon written notice of termination to the other Party, effective immediately, if: (a) the other Party is or becomes insolvent or bankrupt or ceases paying its debts as they mature, or makes or files an assignment in bankruptcy or otherwise acknowledges its insolvency, or a trustee, receiver, liquidator or similar official is appointed for the other Party or any substantial portion of its property and assets, or bankruptcy, insolvency, arrangement or similar proceedings are instituted by or against the other Party; or (b) the other Party commits a material breach of the terms of this Agreement, and such breach is not cured within 30 days following the delivery of written notice thereof in accordance with this Agreement. In the event of a termination under this clause 9.3, BrainBox's payment obligations under Section 3 will terminate on the date of termination of this agreement.

9.4 Upon the termination or expiration of this Agreement: (a) Referring Party will immediately discontinue all promotion and marketing of BrainBox Products and cease using the Marks and Promotional Materials; and (b) each Party will return to the other Party all property of the other Party in its possession or under its control. Upon request of a Party, the other Party will certify in writing that it has complied with this Section. Termination of this Agreement is without prejudice to any other right, remedy or recourse which either Party may have.

9.5 The following Sections, together with any other provision of this Agreement which expressly or by its nature survives termination or expiration or which contemplates the performance or observance subsequent to termination of expiration of this Agreement, will survive the expiration or termination of this Agreement for any reason: 5 (Ownership), 6 (Confidentiality), 7 (Compliance and Indemnity), 9.2 and 9.4 (Obligations upon Termination), 10 (General) and this Section 9.5.

10. GENERAL PROVISIONS

10.1 Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (for purposes of this Section 10.1, a "**Notice**") will be in writing and will be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means, provided that proof of electronic receipt is obtained, to the addresses of the respective Party set out in the cover pages of this Agreement. Any Notice delivered or transmitted to a Party as provided above will be deemed to have been given and received on the day it is delivered or transmitted. Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 10.1.

10.2 Assignment. Referring Party may not assign or transfer this Agreement, or transfer or subcontract any rights or obligations hereunder, without the prior written consent of BrainBox. Notwithstanding any such approval, Referring Party will remain responsible for any subcontractor's performance of this Agreement. BrainBox may assign any of its rights, or delegate any of its obligations, under this Agreement, without the consent of Referring Party, to any third party. Any attempt by either Party to assign its rights or obligations under this Agreement in breach of this Section 10.2 will be void and of no effect. Subject to the foregoing, this Agreement will bind and ensure to the benefit of the Parties, their permitted successors and permitted assigns.

10.3 Waiver. A waiver of any provision of this Agreement must be in writing and a waiver in one instance will not preclude enforcement of such provision on other occasions.

10.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior statements, representations, discussions, negotiations and agreements, both oral and written.

10.5 Amendments. This Agreement may not be amended or modified except in writing signed by authorized officers of both Parties.

10.6 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement are governed by, and are to be construed and interpreted in accordance with the laws of the province of Quebec and the federal laws of Canada applicable therein, excluding its rules of conflicts of law. The Parties will initiate any lawsuits in connection with this Agreement in the city of Montreal and irrevocably attorn to the exclusive jurisdiction and venue of the courts sitting therein. The United Nations Convention on the International Sale of Goods will not apply to this Agreement.

10.7 Public Announcements. Neither Party will issue any press release or make any public announcement (in any medium, including through social media) relating to the subject matter of this Agreement without the prior written consent of the other Party.

10.8 Independent Contractors. Referring Party's relationship to BrainBox is that of an independent contractor, and the Parties are not in an agent-principal, employee-employer, franchisor-franchisee or legal partnership relationship. Referring Party will not have, and will not represent to any third party that it has, any authority to act on behalf of BrainBox.

10.9 Injunctive Relief. Each Party acknowledges that violation of the provisions of Sections 4, 5, or 6 would cause irreparable harm to a Party not adequately compensable by monetary damages. Therefore, in addition to other relief, it is agreed that injunctive relief will be available without necessity of posting bond to prevent any actual or threatened violation of such provisions.

10.10 No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.11 Severable. Any provision of this Agreement found by a tribunal or court of competent jurisdiction to be illegal or unenforceable will be severed from this Agreement and all other provisions of this Agreement will remain in full force and effect.

10.12 Construction. Except as otherwise provided in this Agreement, the Parties' rights and remedies under this Agreement are cumulative. The terms "include" and "including" mean, respectively, "include without limitation" and "including without limitation." The headings of sections of this Agreement are for reference purposes only and have no substantive effect. The terms "consent" or "discretion", when used in respect of a Party in this Agreement, mean the right of such Party to withhold such consent or exercise such discretion, as applicable, arbitrarily and without any implied obligation to act reasonably or explain its decision to the other Party.

10.13 Counterparts. This Agreement may be executed in more than one counterpart and delivered by electronic means. Each counterpart so delivered is deemed an original and all of counterparts together constitute one instrument.

10.14 Further Assurances. Each Party will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.